Exhibit 1.02

Fusion-io, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2013

1. Introduction

This report for the year ended December 31, 2013 has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as gold, cassiterite, columbite-tantalite, wolframite, and their derivatives, which are limited to tin, tantalum, and tungsten (collectively, “3TG” or “Conflict Minerals”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with the DRC, “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

The report presented herein is not audited as the Rule provides that if a registrant’s products are “DRC conflict undeterminable” in 2013 or 2014, the CMR is not subject to an independent private sector audit.

2. Company Overview

This report has been prepared by management of Fusion-io, Inc. (herein referred to as “Fusion-io,” “we,” “us,” or “our”). The information includes the activities of all wholly-owned subsidiaries that are required to be consolidated.

We provide an enterprise storage class memory platform and storage solution portfolio that accelerate applications, based on our ioMemory technology with virtual storage layer software and direct acceleration, shared acceleration, and virtualization acceleration products. We sell our products and services through our global direct sales force, original equipment manufacturers, and other channel partners.

3. Products Overview

Direct acceleration is provided by our ioDrive, ioScale, and ioFX enterprise grade PCIe-products that leverage flash and are placed in x86 servers or workstations to directly accelerate locally hosted applications. By locating process-critical, or “active,” data close to the host’s central processing unit, direct acceleration provides extremely high performance for local applications.

Shared acceleration is provided by our specialized ION Accelerator or ioControl software combined with ioMemory, VSL, and industry-standard servers. Our shared acceleration products allow flash memory acceleration to be deployed centrally and accessed by many servers connected to a storage area network.

Our virtualization acceleration software is specialized to transparently leverage flash resident in direct or shared environments by accelerating the storage demands of commercially available and open source applications software. Our software virtualizes available flash to intelligently apply acceleration for active data while directing persistent data to existing shared storage infrastructure.

Based on our internal assessment, our software products do not contain any Conflict Minerals. However, we believe certain of the 3TG’s may be necessary to the functionality or production of our hardware products. Accordingly, for the purposes of this report, only our hardware products are covered and are referred to herein as “Covered Products”.

4. Supply Chain Overview

Our supply chain is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of 3TG. We do not directly purchase 3TG from mines, smelters, or refiners. Therefore, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers. We integrated responsible sourcing of minerals requirements with our Conflict Minerals Policy and Supplier Code of Conduct. As such, our suppliers are expected to provide 3TG sourcing information to us.

As a result, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine if any of these 3TG originated in the Covered Countries and whether any of the 3TG may be from recycled or scrap sources.

We have notified our supply chain that, to the best of their ability or knowledge, they are not to source or use any Conflict Minerals from the Covered Countries in the products they manufacture for us. Our RCOI primarily consisted of requesting that each of our supply chain undertake reasonable due diligence, complete the Electronics Industry Citizenship Coalition (“EICC”) Conflict Minerals Reporting Template, and comply with the EICC Code of Conduct, which requires that suppliers have a policy to reasonably assure that the Conflict Minerals in the products they manufacture are conflict-free. We reached out to our suppliers and conducted supplier training sessions designed to educate our suppliers regarding relevant, emerging SEC requirements and our due diligence expectations.

Our efforts to obtain information on the origin of the necessary Conflict Minerals prior to 2013 included conducting surveys of all our direct suppliers where the nature of the component, or the location of the supplier, indicated that those components were likely to contain 3TG. We surveyed all direct suppliers of our 2013 expenditures for direct components. Responses were reviewed for completeness, reasonableness, and consistency, and we followed up with our contract manufacturers for corrections and clarifications as needed.

Based on responses to the surveys, we are unable to determine the origin of the 3TG in our Covered Products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, we are required under the Rule to submit to the SEC this CMR as an Exhibit to Form SD.

The Covered Products that we manufacture that are subject to the reporting obligations of Rule 13p-1 are “DRC conflict undeterminable”, because we have been unable to determine the origin of the 3TG they contain or to determine whether they come from recycled or scrap sources, the facilities used to process them, their country of origin, or their mine or location of origin.

In accordance with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the Conflict Minerals Rule, this report is available on our website at www.fusionio.com under “Company” and “Investor Relations” and “Financial Information” and “SEC Filings”.

Information contained on, or that can be accessed through, our website, does not constitute part of this report and inclusion of our website addresses appearing anywhere in this report are inactive textual references only.

5. Conflict Minerals Policy

We have adopted the following Conflict Minerals policy:

Fusion-io, Inc. takes seriously the worldwide concerns that the use of certain minerals that originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with the DRC, “Covered Countries”) may be directly or indirectly financing human rights violations or benefiting armed groups in those Covered Countries. In addition, we are committed to complying with all reporting requirements relating to these “conflict minerals” as adopted by the U.S. Securities and Exchange Commission, as mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. These minerals refer to gold, as well as tin, tantalum, and tungsten, the derivatives of cassiterite, columbite-tantalite, and wolframite, regardless of where they are sourced, processed or sold.

Fusion-io has taken the following actions to ensure that no conflict minerals are used in its products:

1.	Fusion-io has notified its supply chain that, to the best of their ability or knowledge, they are not to source or use any conflict minerals from the Covered Countries in the products they manufacture.

2.	Fusion-io requests that each of its supply chain undertake reasonable due diligence, complete the Electronics Industry Citizenship Coalition (EICC) Conflict Minerals Reporting Template and comply with the EICC Code of Conduct, which requires that suppliers have a policy to reasonably assure that the conflict minerals in the products they manufacture are conflict-free.

Fusion-io will not knowingly source conflict minerals from the Covered Countries. Fusion-io is not a fabricator of materials and is not a smelter and does not mine ores, and while the electronics industry is complicated due to the global supply chain, Fusion-io expects its suppliers to source materials in an environmentally and socially responsible manner.

For additional information about our commitment to responsible sourcing and other human rights, see our Code of Conduct.

Our policy is publicly available on our website at www.fusionio.com/sustainability/stewardship.

6. Due Diligence

Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Guidance and the related Supplements for gold and for tin, tantalum, and tungsten.

Our Conflict Minerals due diligence process includes: the development of a Conflict Minerals Policy, establishment of governance structures with cross functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record keeping, and escalation procedures. We periodically report to the Audit Committee of the Board of Directors with respect to our due diligence process and compliance obligations.

Management Systems and Internal Team

As described above, Fusion-io has adopted a company policy which is posted on our website.

We have established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Committee that includes a team of subject matter experts from relevant functions such as legal, purchasing, manufacturing, and finance. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy. Senior management is briefed about the results of our due diligence efforts on a regular basis.

Grievance Mechanism

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of our policies.

Arbitration is based on mutually recognized understanding and process between us and our suppliers. In addition, our employees have an internal mechanism to report any grievances to management.

For both internal and external grievances, we have an ISO 9001-2008 developed system that allows for any non-conformances to be recorded, including a corrective action process.

Maintain records

We have established our due diligence compliance process and set forth documentation and record maintenance mechanism to ensure the retaining of relevant documentation in a structured electronic database.

7. Identify and assess risk in the supply chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. We rely on our suppliers, whose components contain 3TG, to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

8. Design and Implement a Strategy to Respond to Risks

In response to this risk assessment, we have an approved risk management plan, through which the Conflict Minerals program is implemented, managed, and monitored. Updates to this risk assessment are provided regularly to senior management. As part of our risk management plan, we are communicating our Conflict Minerals Policy to our direct suppliers.

9. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. However, we do rely upon the industry (for example, EICC and Conflict-Free Sourcing Initiative (“CFSI”)) efforts to influence smelters and refineries to get audited.

10. Report on supply chain due diligence

In addition to this report, for further information about our supply chain Conflict Minerals policy, including our approach for supply chain due diligence and supplier expectation, see our website at www.fusionio.com/sustainability/stewardship.

Due Diligence Results

Request Information

We conducted a survey of those suppliers described above using the template developed by the Electronic Industry Citizenship Coalition and The Global e-Sustainability Initiative, known as the CFSI Reporting Template (“the Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence.

Survey Responses

We received responses from all our direct suppliers surveyed. We reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We have worked directly with these suppliers to provide revised responses.

Responses included the names of entities listed by our suppliers as smelters or refiners. Certain of the responses received provided data at a company or divisional level or were unable to specify all the smelters or refiners used for components supplied to us. As a result, we are unable to determine whether any of the Conflict Minerals reported by the suppliers were contained in components or parts supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

Efforts to determine mine or location of origin

Through requesting our suppliers to complete the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Smelters or Refiners

As stated above, certain responses received provided data at a company or divisional level or were unable to specify all the smelters or refiners used for components supplied to us. We present in this report a list of smelters or refiners provided by those of our direct suppliers who completed the smelter list on the Template, to the extent reasonably determinable, and that may have provided 3TG in each or some of our Covered Products. This table below includes a list of all smelters and refiners provided by our direct suppliers. Smelters and refiners that are marked with an asterisk in the table below have received a “conflict-free” designation by the CFSI as of May 28, 2014.

Metal	Standard Smelter Names	Smelter Facility Location: Country

Gold	Aida Chemical Industries Co. Ltd.	JAPAN

Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *	GERMANY

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN

Gold	AngloGold Ashanti Córrego do Sítio Minerção *	BRAZIL

Gold	Argor-Heraeus SA *	SWITZERLAND

Gold	Asahi Pretec Corporation *	JAPAN

Gold	Asaka Riken Co Ltd	JAPAN

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY

Gold	Aurubis AG	GERMANY

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES

Gold	Bauer Walser AG	GERMANY

Gold	Boliden AB	SWEDEN

Gold	C. Hafner GmbH + Co. KG	GERMANY

Gold	Caridad	MEXICO

Gold	CCR Refinery – Glencore Canada Corporation *	CANADA

Gold	Cendres & Métaux SA	SWITZERLAND

Gold	Chimet S.p.A. *	ITALY

Gold	China National Gold Group Corporation	CHINA

Gold	Chugai Mining	JAPAN

Gold	Colt Refining	UNITED STATES

Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF

Gold	DaeryongENC	KOREA, REPUBLIC OF

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA

Gold	Do Sung Corporation	KOREA, REPUBLIC OF

Metal	Standard Smelter Names	Smelter Facility Location: Country

Gold	Doduco	GERMANY

Gold	Dowa *	JAPAN

Gold	Eco-System Recycling Co., Ltd. *	JAPAN

Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION

Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA

Gold	Guangdong Jinding Gold Limited	CHINA

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA

Gold	Heimerle + Meule GmbH *	GERMANY

Gold	Heraeus Ltd. Hong Kong *	HONG KONG

Gold	Heraeus Precious Metals GmbH & Co. KG *	GERMANY

Gold	Hunan Chenzhou Mining Industry Group	CHINA

Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA

Gold	Ishifuku Metal Industry Co., Ltd. *	JAPAN

Gold	Istanbul Gold Refinery *	TURKEY

Gold	Japan Mint	JAPAN

Gold	Jiangxi Copper Company Limited	CHINA

Gold	Johnson Matthey Inc *	UNITED STATES

Gold	Johnson Matthey Ltd *	CANADA

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION

Gold	JSC Uralectromed	RUSSIAN FEDERATION

Gold	JX Nippon Mining & Metals Co., Ltd. *	JAPAN

Gold	Kazzinc Ltd	KAZAKHSTAN

Gold	Kennecott Utah Copper LLC *	UNITED STATES

Gold	Kojima Chemicals Co., Ltd *	JAPAN

Metal	Standard Smelter Names	Smelter Facility Location: Country

Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN

Gold	L’ azurde Company For Jewelry	SAUDI ARABIA

Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA

Gold	LS-NIKKO Copper Inc. *	KOREA, REPUBLIC OF

Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA

Gold	Materion *	UNITED STATES

Gold	Matsuda Sangyo Co., Ltd. *	JAPAN

Gold	Metalor Technologies (Hong Kong) Ltd *	HONG KONG

Gold	Metalor Technologies (Singapore) Pte. Ltd. *	SINGAPORE

Gold	Metalor Technologies SA *	SWITZERLAND

Gold	Metalor USA Refining Corporation *	UNITED STATES

Gold	Met-Mex Peñoles, S.A.	MEXICO

Gold	Mitsubishi Materials Corporation *	JAPAN

Gold	Mitsui Mining and Smelting Co., Ltd. *	JAPAN

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN

Gold	Nihon Material Co. LTD *	JAPAN

Gold	Ohio Precious Metals, LLC *	UNITED STATES

Gold	Ohura Precious Metal Industry Co., Ltd *	JAPAN

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION

Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION

Gold	PAMP SA *	SWITZERLAND

Gold	Penglai Penggang Gold Industry Co Ltd	CHINA

Metal	Standard Smelter Names	Smelter Facility Location: Country

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION

Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA

Gold	PX Précinox SA	SWITZERLAND

Gold	Rand Refinery (Pty) Ltd *	SOUTH AFRICA

Gold	Royal Canadian Mint *	CANADA

Gold	Sabin Metal Corp.	UNITED STATES

Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF

Gold	Schone Edelmetaal	NETHERLANDS

Gold	SEMPSA Joyería Platería SA *	SPAIN

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA

Gold	So Accurate Group, Inc.	UNITED STATES

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION

Gold	Solar Applied Materials Technology Corp. *	TAIWAN

Gold	Sumitomo Metal Mining Co., Ltd. *	JAPAN

Gold	Tanaka Kikinzoku Kogyo K.K. *	JAPAN

Gold	The Great Wall Gold and Silver Refinery of China	CHINA

Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA

Gold	Tokuriki Honten Co., Ltd *	JAPAN

Gold	Tongling nonferrous Metals Group Co.,Ltd	CHINA

Gold	Torecom	KOREA, REPUBLIC OF

Gold	Umicore Brasil Ltda	BRAZIL

Gold	Umicore Precious Metals Thailand *	THAILAND

Gold	Umicore SA Business Unit Precious Metals Refining *	BELGIUM

Gold	United Precious Metal Refining, Inc. *	UNITED STATES

Gold	Valcambi SA *	SWITZERLAND

Metal	Standard Smelter Names	Smelter Facility Location: Country

Gold	Western Australian Mint trading as The Perth Mint *	AUSTRALIA

Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN

Gold	Yokohama Metal Co Ltd	JAPAN

Gold	Yunnan Copper Industry Co Ltd	CHINA

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Gold	Zijin Mining Group Co. Ltd	CHINA

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA

Tantalum	Conghua Tantalum and Niobium Smeltry *	CHINA

Tantalum	Duoluoshan *	CHINA

Tantalum	Exotech Inc. *	UNITED STATES

Tantalum	F&X Electro-Materials Ltd. *	CHINA

Tantalum	Global Advanced Metals *	UNITED STATES

Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *	CHINA

Tantalum	H.C. Starck Group *	GERMANY

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *	CHINA

Tantalum	Hi-Temp *	UNITED STATES

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *	CHINA

Tantalum	Jiujiang Tanbre Co., Ltd. *	CHINA

Tantalum	Kemet Blue Powder *	UNITED STATES

Tantalum	King-Tan Tantalum Industry Ltd	CHINA

Tantalum	LSM Brasil S.A. *	BRAZIL

Tantalum	Metallurgical Products India (Pvt.) Ltd. *	INDIA

Tantalum	Mineração Taboca S.A. *	BRAZIL

Tantalum	Mitsui Mining & Smelting *	JAPAN

Tantalum	Molycorp Silmet A.S. *	ESTONIA

Metal	Standard Smelter Names	Smelter Facility Location: Country

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *	CHINA

Tantalum	Plansee *	AUSTRIA

Tantalum	QuantumClean *	UNITED STATES

Tantalum	RFH Tantalum Smeltry Co., Ltd *	CHINA

Tantalum	Shanghai Jiangxi Metals Co. Ltd	CHINA

Tantalum	Solikamsk Metal Works *	RUSSIAN FEDERATION

Tantalum	Taki Chemicals *	JAPAN

Tantalum	Tantalite Resources *	SOUTH AFRICA

Tantalum	Telex *	UNITED STATES

Tantalum	Ulba *	KAZAKHSTAN

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd *	CHINA

Tantalum	Zhuzhou Cement Carbide *	CHINA

Tin	Alpha *	UNITED STATES

Tin	China Rare Metal Materials Company	CHINA

Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA

Tin	Cooper Santa	BRAZIL

Tin	CV Serumpun Sebalai	INDONESIA

Tin	CV United Smelting	INDONESIA

Tin	EM Vinto	BOLIVIA

Tin	Estanho de Rondônia S.A.	BRAZIL

Tin	Fenix Metals	POLAND

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd. *	CHINA

Tin	Gejiu Zi-Li	CHINA

Tin	Huichang Jinshunda Tin Co. Ltd	CHINA

Tin	Jiangxi Nanshan	CHINA

Metal	Standard Smelter Names	Smelter Facility Location: Country

Tin	Kai Unita Trade Limited Liability Company	CHINA

Tin	Linwu Xianggui Smelter Co	CHINA

Tin	Liuzhou China Tin	CHINA

Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL

Tin	Malaysia Smelting Corporation (MSC) *	MALAYSIA

Tin	Metallo Chimique	BELGIUM

Tin	Mineração Taboca S.A. *	BRAZIL

Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA

Tin	Minsur *	PERU

Tin	Mitsubishi Materials Corporation *	JAPAN

Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND

Tin	OMSA *	BOLIVIA

Tin	PT Artha Cipta Langgeng	INDONESIA

Tin	PT Babel Inti Perkasa	INDONESIA

Tin	PT Bangka Putra Karya	INDONESIA

Tin	PT Bangka Tin Industry	INDONESIA

Tin	PT Belitung Industri Sejahtera	INDONESIA

Tin	PT Bukit Timah *	INDONESIA

Tin	PT DS Jaya Abadi	INDONESIA

Tin	PT Eunindo Usaha Mandiri	INDONESIA

Tin	PT Karimun Mining	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Prima Timah Utama	INDONESIA

Tin	PT REFINED BANGKA TIN	INDONESIA

Metal	Standard Smelter Names	Smelter Facility Location: Country

Tin	PT Sariwiguna Binasentosa	INDONESIA

Tin	PT Stanindo Inti Perkasa	INDONESIA

Tin	PT Tambang Timah *	INDONESIA

Tin	PT Timah *	INDONESIA

Tin	PT Tinindo Inter Nusa	INDONESIA

Tin	Rui Da Hung	TAIWAN

Tin	Soft Metais, Ltda.	BRAZIL

Tin	Thaisarco *	THAILAND

Tin	White Solder Metalurgia e Mineração Ltda. *	BRAZIL

Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA

Tin	Yunnan Tin Company, Ltd. *	CHINA

Tungsten	A.L.M.T. Corp.	JAPAN

Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	CHINA

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *	CHINA

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Global Tungsten & Powders Corp. *	UNITED STATES

Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd. *	CHINA

Tungsten	HC Starck GmbH	GERMANY

Tungsten	Hunan Chenzhou Mining Group Co	CHINA

Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd. *	CHINA

Tungsten	Japan New Metals Co Ltd	JAPAN

Metal	Standard Smelter Names	Smelter Facility Location: Country

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA

Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA

Tungsten	Kennametal Fallon	UNITED STATES

Tungsten	Kennametal Huntsville	UNITED STATES

Tungsten	Malipo Haiyu Tungsten Co., Ltd. *	CHINA

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM

Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA

Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *	CHINA

Tungsten	Xiamen Tungsten Co., Ltd *	CHINA

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA

11. Steps to be taken to mitigate risk

We intend to further engage with suppliers and direct them to training resources and to attempt to increase the response rate and improve the content of the supplier survey responses to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries. In addition, we intend to engage our direct suppliers, if any, that are found to be supplying us with 3TG from sources that support armed conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict and to also work with the OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Fusion-io. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our Conflict Minerals status. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, the definition of a smelter not being finalized at the end of the 2013 reporting period, all instances of Conflict Minerals necessary to the functionality or manufacturing of our products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol due to this being the first year for SEC disclosures for Section 1502 of Dodd-Frank, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2013, certification programs being not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals from the Covered Countries to countries beyond the covered countries.

Caution Concerning Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements. These statements include statements regarding our plans to further engage with our suppliers to increase their response rates and contents of their responses, our plans to further mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries, our plans to engage with suppliers that may be supplying 3TG from sources that support armed conflict in the Covered Countries and to seek alternative sources, and to leverage the work of the OECD and relevant trade associations to improve best practices and build leverage over the supply chain. All forward-looking statements involve risk and uncertainty. When considering these statements, you should also consider the important factors described in this Conflict Minerals Report under the heading “Additional Risk Factors” and in the reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the sections titled “Risk Factors” in our most recently submitted Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.